EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $3.9 Million for the First Quarter of 2014

MOLINE, Ill., April 24, 2014 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income of $3.9 million for the quarter ended March 31, 2014, or diluted earnings per common share ("EPS") of $0.40 after preferred stock dividends of $708 thousand. By comparison, for the quarter ended December 31, 2013, the Company reported net income of $3.8 million, or diluted EPS of $0.50 after preferred stock dividends of $736 thousand. For the first quarter of 2013, the Company reported net income of $3.3 million, or diluted EPS of $0.49 after preferred stock dividends of $811 thousand. As previously announced, on December 23, 2013, the Company converted $25.0 million of Series E Preferred Stock to common stock, which resulted in the issuance of 2,057,502 shares of common stock, or an increase of approximately 35% in the number of common shares outstanding. The conversion strengthened tangible common equity and reduced the Company's annual preferred stock dividend commitment by $1.75 million, which will help to further strengthen future tangible common equity.

Earnings Increased 26% from Prior Quarter

"We are pleased with our growth in earnings this quarter," stated Douglas M. Hultquist, President and Chief Executive Officer. "Earnings for the first quarter of 2014 totaled $3.9 million, which was an increase of 26% over the fourth quarter of 2013 (excluding the gains on branch sales and acquisition costs) and 24% over the first quarter of 2013 (excluding the gains on sales of Quad City Bank & Trust's credit card division and acquisition costs). Compared to the prior quarter, revenue was relatively flat with lower levels of provision for loans/leases ("provision") and noninterest expenses helping to drive the increase in earnings. As we have fully integrated Community Bank & Trust (formerly Community National Bank ("CNB")), we are now seeing that translate into cost reductions which were realized in the first quarter. Additionally, our earnings in the current quarter were impressive considering our low level of gains on sales of government guaranteed loans as compared to the past several years. This remains a core strategy for us, our pipeline is active and we expect these gains to increase from our first quarter results."

Net Interest Margin Expanded 7 Basis Points from Prior Quarter

Mr. Hultquist added, "Net interest income was flat from the prior quarter and increased $2.7 million, or 19%, from the first quarter of 2013. Our net interest margin improved to 3.11% from 3.04% for the prior quarter and from 3.02% for the first quarter of 2013. We continue to see favorable pricing on our municipal investments and have been able to expand our loan yields while growing loans this quarter. Our cost of funds was flat from the prior quarter, but down 20 basis points from the first quarter of 2013. These results are a testament to our talented bankers across all of our markets. It continues to be a challenging operating environment, but we are keenly focused on continuing to grow net interest income and expanding margin while balancing interest rate risk."

Loans/Leases Grew $32 Million, or 2%, in the Current Quarter
Noninterest Bearing Deposits Grew $37 Million, or 7%, in the Current Quarter

During the first quarter of 2014, the Company's total assets grew $31.4 million, or 1%, to a total of $2.43 billion. Loans/leases grew $32.3 million, or 2%, during the first quarter of 2014. The loan/lease growth was predominantly funded by noninterest bearing deposits which grew $36.5 million, or 7%.

"We are pleased with the loan and lease growth in the current quarter," remarked Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We are also pleased with the areas where we are seeing this growth which are commercial and industrial ($10.7 million, or 3%, over prior quarter), owner-occupied commercial real estate ($8.3 million, or 3%), and leases ($11.1 million, or 9%). Of the latter, we experienced record lease growth in the first quarter of 2014. This is an area of focus for our Company for three primary reasons: (1) we have a talented and experienced team dedicated to this line of business, (2) the portfolio quality has been strong since we entered the business in 2005, including the recent recessionary period, and (3) our lease portfolio is our highest yielding earning asset.

"Our noninterest bearing deposit portfolio continues to grow, as well, led by our Correspondent Banking Division at Quad City Bank & Trust," continued Mr. Gipple. "We continue to gain market share throughout Iowa and Illinois. Growing our Correspondent Banking Division is a strategic focus of ours and we are leading primarily with deposits and related fee-based services and secondarily with credit. Our correspondent bank loan portfolio is strongly underwritten and amounts to less than 5% of our total loans/leases."

Nonperforming Assets Improved 7% in First Quarter of 2014

Nonperforming assets at March 31, 2014 were $28.6 million, which were down $2.0 million, or 7%, from December 31, 2013. In addition, the ratio of nonperforming assets to total assets was 1.18% at March 31, 2014, which was down from 1.28% at December 31, 2013. Generally, the vast majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings ("TDRs"), and other real estate owned ("OREO").

"Our nonperforming loans fell $2.0 million, or 7%, during the current quarter," stated Mr. Gipple. "The majority of the improvement was the result of several larger TDRs that are accruing at market interest rates and have been current for a considerable time since the date of restructure last year. In addition, we had several nonperforming loans pay off during the current quarter. All of this happened with minimal additions to our nonperforming assets. We continue to focus on working out of our existing nonperforming loans and assets timely and at minimal loss. Our lending/leasing practices and credit culture remain unchanged and we will continue our strong commitment to improving our overall asset quality."

The Company's provision totaled $1.1 million for the first quarter of 2014, which was down $892 thousand from the prior quarter, and flat compared to the first quarter of 2013. The Company had net recoveries of $111 thousand for the first quarter of 2014 which, when coupled with the provision of $1.1 million, increased the Company's allowance for loan/lease losses ("allowance") to $22.7 million at March 31, 2014. As of March 31, 2014, the Company's allowance to total loans/leases was 1.52%, which was up from 1.47% at December 31, 2013, and down from 1.61% at March 31, 2013. In accordance with generally accepted accounting principles for acquisition accounting, the acquired CNB loans were recorded at market value; therefore, there was no allowance associated with CNB's loans at acquisition. Management continues to evaluate the allowance needed on the acquired CNB loans factoring in the net remaining discount ($2.1 million at March 31, 2014) originally established upon acquisition. The Company's allowance to total nonperforming loans/leases was 122% at March 31, 2014, which was up from 105% at December 31, 2013.

Capital Levels Remain Strong
Redemption of $15 Million of SBLF Preferred Stock

As of March 31, 2014, the Company and its subsidiary banks continued to maintain capital at levels well above the existing minimum requirements administered by the federal regulatory agencies. At present, the Company believes that its current capital structure and continued execution of its existing capital plan will be more than sufficient to meet and exceed the revised regulatory capital ratios as required by the new Basel III rules.

On March 31, 2014, as previously announced, the Company redeemed $15.0 million of Small Business Lending Fund Preferred Stock ("SBLF Preferred Stock"). The Company had originally issued $40.1 million of SBLF Preferred Stock to the United States Department of the Treasury under the Small Business Lending Fund Program in September of 2011, and previously redeemed $10.2 million of the SBLF Preferred Stock in June of 2012. As a result of the latest redemption, the Company has $14.9 million of SBLF Preferred Stock remaining.

"We were quite pleased with our latest partial redemption of the SBLF Preferred Stock as it demonstrates further execution of our long-term capital plan of organically changing our mix of capital from preferred equity to common equity," stated Mr. Gipple. "We intend to redeem the remaining SBLF Preferred Stock during 2014. The timing is important as the dividend rate on the SBLF Preferred Stock increased from 5% to 9% during the first quarter of 2014 as scheduled. The redemption frees up capital previously used for preferred stock dividends to help grow our tangible common equity and support our long-term growth plans."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.27 billion at March 31, 2014, which was up $24.0 million from December 31, 2013, and up $45.4 million from March 31, 2013. For the first quarter of 2014, loans/leases grew $15.5 million, or 2%, and tax-exempt municipal securities grew $13.6 million, or 22%. This earning asset growth was funded primarily by noninterest bearing deposits led by the Correspondent Banking Division. Notably, the funding mix shifted during the first quarter of 2014 as wholesale funding (FHLB advances) and time deposits fell and demand deposits grew with most of the growth in correspondent bank noninterest bearing deposits ($46.0 million, or 12%). The Bank realized net income of $2.8 million for the first quarter of 2014, which is flat compared to the same period of 2013. During the first quarter of 2013, the Bank sold its credit card division for a net pre-tax gain on sale of $593 thousand. Excluding this one-time gain, the Bank significantly increased its core net income in the current quarter compared to the same quarter of 2013.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary acquired in 2005, grew leases $11.1 million, or 9%, during the first quarter of 2014. m2 realized pre-tax net income of $954 thousand for the first quarter of 2014, which was up from $825 thousand for the same period of 2013.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $819.2 million at March 31, 2014, which was an increase of $15.0 million, or 2%, from December 31, 2013, and an increase of $220.3 million, or 37%, from March 31, 2013. The Bank grew loans $9.5 million, or 2%, during the first quarter of 2014. This growth was funded primarily with short-term FHLB advances. As previously discussed, on October 26, 2013, CNB was merged with and into CRBT. CNB's merged branch offices now operate as a division of the Bank under the name "Community Bank & Trust". The majority of the net asset growth from March 31, 2013 was directly attributable to the merger of CNB during the fourth quarter of 2013. The Bank realized net income of $2.1 million for the first quarter of 2014, which was an increase of $295 thousand, or 17%, over the same period of 2013. The earnings growth was primarily attributable to the merger of CNB.

  Rockford Bank & Trust, which opened in 2005, had total assets of $346.4 million at March 31, 2014, which was an increase of $7.0 million, or 2%, from December 31, 2013, and an increase of $23.8 million, or 7%, from March 31, 2013. During the first quarter, loans grew $7.2 million, or 3%, funded primarily by short-term borrowings (FHLB advances). The Bank realized net income of $389 thousand for the first quarter of 2014, which more than doubled the net income of $189 thousand for the same period of 2013. The strong earnings growth was led by revenue growth (both net interest income and noninterest income) and reduced credit costs more than offsetting increased noninterest expenses.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including CNB; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2014		2013		2013

	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 111,403	5%	$ 114,431	5%	$ 67,036	3%
Securities	707,107	29%	697,210	29%	692,552	32%
Net loans/leases	1,469,926	61%	1,438,832	60%	1,271,026	59%
Core deposit intangible	1,821	0%	1,870	0%	--	0%
Goodwill	3,223	0%	3,223	0%	3,223	0%
Other assets	132,839	5%	139,387	6%	110,154	6%
Total assets	$ 2,426,319	100%	$ 2,394,953	100%	$ 2,143,991	100%

Total deposits	$ 1,671,893	69%	$ 1,646,991	68%	$ 1,420,493	66%
Total borrowings	583,843	24%	563,381	24%	551,531	26%
Other liabilities	29,226	1%	37,004	2%	29,769	1%
Total stockholders' equity	141,357	6%	147,577	6%	142,198	7%
Total liabilities and stockholders' equity	$ 2,426,319	100%	$ 2,394,953	100%	$ 2,143,991	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 126,533		$ 117,753		$ 89,035
Common shares outstanding	7,917,362		7,884,462		4,936,316
Book value per common share *	$ 15.98		$ 14.94		$ 18.04
Tangible book value per common share **	$ 15.34		$ 14.29		$ 17.38
Closing stock price	$ 17.16		$ 17.03		$ 16.50
Market capitalization	$ 135,862		$ 134,272		$ 81,449
Market price / book value	107.37%		114.00%		91.48%
Market price / tangible book value	111.84%		119.17%		94.94%
Tangible common equity *** / total tangible assets (TCE/TA)	5.02%		4.71%		4.01%
TCE/TA excluding accumulated other comprehensive income (loss)	5.36%		5.29%		3.83%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	12.23%	****	12.87%		13.04%
Tier 1 risk-based capital ratio	10.83%	****	11.45%		11.60%
Tier 1 leverage capital ratio	7.62%	****	7.96%		8.07%

			For the quarter ended March 31,
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY			2014		2013
Beginning balance			$ 147,577		$ 140,434
Net income			3,889		3,265
Other comprehensive income (loss), net of tax			5,231		(836)
Preferred and common cash dividends declared			(708)		(811)
Redemption of 15,000 shares of Series F Preferred Stock			(15,000)		--
Other *****			368		146
Ending balance			$ 141,357		$ 142,198

* Includes accumulated other comprehensive income (loss).
**Includes accumulated other comprehensive income (loss) and excludes intangible assets.
***Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure. The Company's management believes that this measure is important to many investors in the marketplace who are interested in changes period-to-period in common equity exclusive of changes in intangible assets.
****Subject to change upon final calculation for regulatory filings due after earnings release.
*****Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2014		2013		2013

	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 17,653	62%	$ 17,878	59%	$ 18,040	76%
Accruing loans/leases past due 90 days or more	5	0%	84	0%	1	0%
Troubled debt restructures - accruing	974	3%	2,523	8%	1,682	7%
Total nonperforming loans/leases	18,632	65%	20,485	67%	19,723	83%
Other real estate owned	9,675	34%	9,729	32%	3,679	16%
Other repossessed assets	252	1%	346	1%	282	1%
Total nonperforming assets	$ 28,559	100%	$ 30,560	100%	$ 23,684	100%

Net charge-offs (recoveries) - calendar year-to-date	$ (111)		$ 4,408		$ 214

Loan/lease mix:
Commercial and industrial loans	$ 442,350	30%	$ 431,688	30%	$ 398,122	31%
Commercial real estate loans	679,228	46%	671,753	46%	598,634	46%
Direct financing leases	139,994	9%	128,901	9%	109,654	8%
Residential real estate loans	148,950	10%	147,356	10%	115,548	9%
Installment and other consumer loans	76,810	5%	76,034	5%	66,294	6%
Deferred loan/lease origination costs, net of fees	5,247	0%	4,548	0%	3,543	0%
Total loans/leases	$ 1,492,579	100%	$ 1,460,280	100%	$ 1,291,795	100%
Less allowance for estimated losses on loans/leases	22,653		21,448		20,769
Net loans/leases	$ 1,469,926		$ 1,438,832		$ 1,271,026

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 350,338	50%	$ 356,473	51%	$ 403,840	58%
Municipal securities	195,655	28%	180,361	26%	174,802	25%
Residential mortgage-backed and related securities	158,119	22%	157,429	23%	111,347	17%
Other securities	2,995	0%	2,947	0%	2,563	0%
Total securities	$ 707,107	100%	$ 697,210	100%	$ 692,552	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 579,110	34%	$ 542,566	33%	$ 496,513	35%
Interest-bearing demand deposits	715,527	43%	715,643	43%	586,874	41%
Time deposits	297,874	18%	326,852	20%	297,768	21%
Brokered time deposits	79,382	5%	61,930	4%	39,338	3%
Total deposits	$ 1,671,893	100%	$ 1,646,991	100%	$ 1,420,493	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 235,700	40%	$ 231,350	41%	$ 205,350	37%
Wholesale structured repurchase agreements	130,000	22%	130,000	23%	130,000	24%
Customer repurchase agreements	136,649	24%	98,823	18%	141,674	26%
Federal funds purchased	28,920	5%	50,470	9%	30,180	5%
Junior subordinated debentures	40,323	7%	40,290	7%	36,085	7%
Other	12,251	2%	12,448	2%	8,242	1%
Total borrowings	$ 583,843	100%	$ 563,381	100%	$ 551,531	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended
	March 31,		December 31,		March 31,
	2014		2013		2013

	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 21,035		$ 21,199		$ 18,537
Interest expense	4,186		4,303		4,346
Net interest income	16,849		16,896		14,191
Provision for loan/lease losses	1,094		1,986		1,058
Net interest income after provision for loan/lease losses	15,755		14,910		13,133
Noninterest income	4,747		7,726		5,204
Noninterest expense	16,141		18,212		13,958
Net income before taxes	4,361		4,424		4,379
Income tax expense	472		608		1,114
Net income	$ 3,889		$ 3,816		$ 3,265
Less: Preferred stock dividends	708		736		811
Net income attributable to QCR Holdings, Inc. common stockholders	$ 3,181		$ 3,080		$ 2,454

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.40		$ 0.51		$ 0.50
Diluted	$ 0.40		$ 0.50		$ 0.49

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 2.03		$ 2.13		$ 1.89

Weighted average common shares outstanding	7,901,035		6,001,120		4,927,591
Weighted average common and common equivalent shares outstanding	8,030,043		6,140,809		5,034,342

AVERAGE BALANCES
Assets	$ 2,434,158		$ 2,432,900		$ 2,110,012
Loans/leases	$ 1,465,061		$ 1,474,257		$ 1,279,040
Deposits	$ 1,683,216		$ 1,706,485		$ 1,383,865
Total stockholders' equity	$ 150,063		$ 149,733		$ 141,183
Common stockholders' equity	$ 122,143		$ 106,285		$ 88,153

KEY PERFORMANCE RATIOS
Return on average assets (annualized) ***	0.64%		0.63%		0.62%
Return on average common equity (annualized) **	10.42%		11.59%		11.14%
Return on average total equity (annualized) ***	10.37%		10.19%		9.25%
Price earnings ratio LTM *	8.45	x	8.00	x	8.73	x
Net interest margin (TEY)	3.11%		3.04%		3.02%
Nonperforming assets / total assets	1.18%		1.28%		1.10%
Net charge-offs (recoveries) / average loans/leases	-0.01%		0.18%		0.02%
Allowance / total loans/leases ****	1.52%		1.47%		1.61%
Allowance / nonperforming loans ****	121.58%		104.70%		105.30%
Efficiency ratio	74.74%		73.97%		71.97%
Full-time equivalent employees	403		400		352

* LTM: Last twelve months.
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders".
*** The numerator for this ratio is "Net income".
**** Upon acquisition per GAAP, the loans are recorded at market value which eliminated the allowance and impacts these ratios.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost

	(dollars in thousands)

Securities *	$ 722,220	$ 4,655	2.61%	$ 720,737	$ 4,398	2.42%	$ 648,638	$ 3,656	2.29%
Loans *	1,465,061	16,968	4.70%	1,474,257	17,263	4.65%	1,279,040	15,251	4.84%
Other	116,620	223	0.78%	101,676	246	0.96%	55,598	186	1.36%
Total earning assets *	$ 2,303,901	$ 21,846	3.85%	$ 2,296,670	$ 21,907	3.78%	$ 1,983,276	$ 19,093	3.90%

Deposits	$ 1,097,775	$ 1,102	0.41%	$ 1,147,913	$ 1,027	0.35%	$ 896,601	$ 1,117	0.51%
Borrowings	567,239	3,084	2.20%	531,932	3,276	2.44%	552,619	3,229	2.37%
Total interest-bearing liabilities	$ 1,665,014	$ 4,186	1.02%	$ 1,679,845	$ 4,303	1.02%	$ 1,449,220	4,346	1.22%

Net interest income / spread *		$ 17,660	2.83%		$ 17,604	2.76%		$ 14,747	2.68%
Net interest margin *			3.11%			3.04%			3.02%

* Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 34% tax rate for each period presented.

			For the Quarter Ended
			March 31, 2014		December 31, 2013		March 31, 2013

ANALYSIS OF NONINTEREST INCOME			(dollars in thousands)

Trust department fees			$ 1,500		$ 1,392		$ 1,040
Investment advisory and management fees			649		641		609
Deposit service fees			1,046		1,076		908
Gain on sales of residential real estate loans			63		114		291
Gain on sales of government guaranteed portions of loans			194		200		845
Earnings on cash surrender value of life insurance			454		458		439
Subtotal			$ 3,906		$ 3,881		$ 4,132
Gains on sales of certain Community National Bank branches			--		2,334		--
Losses on other real estate owned, net			(18)		21		(447)
Securities gains			21		(1)		--
Other *			838		1,491		1,519
Total noninterest income			$ 4,747		$ 7,726		$ 5,204

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits			$ 10,018		$ 9,779		$ 8,743
Occupancy and equipment expense			1,894		1,782		1,429
Professional and data processing fees			1,584		1,943		1,140
FDIC and other insurance			715		691		556
Loan/lease expense			346		628		245
Advertising and marketing			338		578		265
Postage and telephone			291		316		219
Stationery and supplies			152		157		111
Bank service charges			298		278		275
Subtotal			$ 15,636		$ 16,152		$ 12,983
Acquisition and data conversion costs			--		1,176		357
Other			505		884		618
Total noninterest expense			$ 16,141		$ 18,212		$ 13,958

* Following is a detailed breakdown of Other Noninterest Income:

Debit card fees			$ 231		$ 240		$ 230
Correspondent banking fees			232		235		158
Participation service fees on commercial loan participations			206		205		167
Fees on interest rate swaps on commercial loans			62		54		7
Gain on sale of credit card loan portfolio			--		--		495
Gain on sale of credit card issuing operations			--		--		355
Gain on sale of certain nonperforming loans			--		576		--
Miscellaneous			107		181		107
TOTAL			$ 838		$ 1,491		$ 1,519
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745